Exhibit 23.2

CONSENT OF INDEPENDENT ACCOUNTANTS

Central European Distribution Corporation

Bala Cynwyd, Pennsylvania

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333–129073, 333–138809 and 333-149487) and Form S-8 (No. 333 – 146375) of Central European Distribution Corporation of our report dated 10 July 2009 relating to the consolidated and combined financial statements of Russian Alcohol Group as at 31 December 2007 and 2006, which appears in this Form 8-K/A. Our report is qualified as to the preparation of combined financial statements. Such application is a departure from IFRS as issued by the IASB.

/s/ BDO Unicon

Moscow, Russian Federation

10 July 2009